Exhibit (d)

STANDSTILL AGREEMENT

This Standstill Agreement (the "Agreement") is made and entered into as of March 28, 2007, by and between THE FEMALE HEALTH COMPANY, a Wisconsin corporation ("FHC"), and RED OAK FUND, L.P., a Delaware Limited Partnership ("Red Oak").

RECITALS

A.         Red Oak desires to increase its ownership in FHC and is considering an Offer (as defined in Section 3 below) to acquire a portion of the issued and outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of FHC, as more fully described in this Agreement.

B.          In connection with the Offer rather than seeking access to FHC holders under Rule 14d-5 under the Exchange Act (defined below), Red Oak desires to obtain access to certain information regarding FHC and its shareholders from FHC and its transfer agent, including, without limitation, the identities and addresses of FHC's shareholders, and, subject to the terms and conditions of this Agreement, FHC is willing to provide such information to Red Oak.

C.          In connection with the Offer and Red Oak's acquisition of shares of Common Stock, FHC and Red Oak wish to agree to certain terms and conditions regarding the Offer and Red Oak's activities relating to FHC, as more fully described in this Agreement.

AGREEMENTS

In consideration of the recitals and the mutual agreements set forth below, the parties agree as follows:

1.           Certain Definitions. For purposes of this Agreement, certain terms used in this Agreement but not otherwise defined have the meanings set forth below:

(a)         "13D Group" means any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Securities which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-1(a) or a Schedule 13G pursuant to Rule 13d-1(c) with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act.

(b)         "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

(c)         "Beneficial owner," "beneficial ownership" and "beneficially owned" (or variations of such terms) shall have the meaning set forth in, and shall be determined in accordance with the provisions of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(d)         "Change of Control" means any of the following: (i) a merger, consolidation or other business combination or transaction to which the FHC is a party if the shareholders of FHC immediately prior to the effective date of such merger, consolidation or other business combination or transaction, as a result of such share ownership, have beneficial ownership of voting securities representing less than 60% of the Total Current Voting Power of the surviving or successor entity (or its ultimate parent company) following such merger, consolidation or other business combination or transaction; (ii) an acquisition by any person, entity or 13D Group of direct or indirect beneficial ownership of Voting Securities representing 40% or more of the Total Current Voting Power of FHC; (iii) a sale of all or substantially all the assets of FHC or (iv) a liquidation or dissolution of FHC.

(e)         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations, rules and forms issued thereunder.

(f)         "Person" means an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, or joint venture or a governmental, agency, political subdivision, or instrumentality thereof.

(g)         "SEC" means the U.S. Securities and Exchange Commission.

(h)         "Short Sale" means any sale of a security which the seller does not own, any sale of a security which is consummated by the delivery of a security borrowed by, or for the account of, the seller, or any other hedging, collar or similar transaction relating to a security.

(i)          "Standstill Period" means the period commencing on the date of this Agreement and ending on the first anniversary of the date of this Agreement or, if earlier, nine months from the end of the offer period if the Offer is made.

(j)          "Total Current Voting Power" means, with respect to any entity, at the time of determination of Total Current Voting Power, the total number of votes which may be cast in the election of members of the board of directors of the entity if all securities entitled to vote in the election of such directors are present or voted (or, in the event the entity is not a corporation, the governing members, board or similar body of such entity). With respect to Section 2(a)(i), the percentage of the Total Current Voting Power represented by Voting Securities beneficially owned in the aggregate by Red Oak and its Affiliates shall assume the conversion or exchange into Common Stock of all options, warrants or other securities beneficially owned by Red Oak or any of its Affiliates that are convertible or exchangeable for Common Stock but not the conversion or exchange into Common Stock of any such securities that are not beneficially owned by Red Oak or any of its Affiliates.

2

(k)         "Voting Securities" means securities of FHC, including the shares of Common Stock, with the power to vote with respect to the election of directors generally, including any securities that are convertible or exchangeable for Voting Securities, it being understood that the number of Voting Securities outstanding as of any time of determination shall be determined as though all such securities, whether or not in the money, had been converted or exchanged, in accordance with their terms, into or for Voting Securities immediately prior to the time of determination.

2.	Standstill Agreements.

(a)         Standstill by Red Oak. Except as provided below in Section 2(b), Red Oak covenants and agrees, during the Standstill Period, without FHC's prior written consent, neither it nor any of its Affiliates will in any manner, directly or indirectly, do any of the following:

(i)          acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any Voting Securities, or direct or indirect rights to options to acquire (through purchase, exchange, conversion or otherwise) any Voting Securities, if, immediately after any such acquisition or exercise of all rights to acquire, Red Oak and its Affiliates would beneficially own, in the aggregate, Voting Securities representing more than 15% of the Total Current Voting Power;

(ii)         seek representation on the Board of Directors of FHC or the removal of director of FHC or a change in the composition or size of FHC's Board of Directors;

(iii)       make any statement or proposal, whether written or oral, to the Board of Directors of FHC, or to any director, officer or agent of FHC, or make any public announcement or proposal whatsoever with respect to a merger or other business combination, sale or transfer of assets, recapitalization, dividend, share repurchase, liquidation or other extraordinary corporate transaction with FHC or any other transaction which could result in a change of control, solicit or encourage any other person to make any such statement or proposal, or take any action which might require FHC to make a public announcement regarding the possibility of any transaction referred to in this Section 2(a)(iii) or similar transaction, or advise, assist or encourage any other persons in connection with the foregoing;

(iv)        make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the Exchange Act) to vote any Voting Securities, seek to advise, encourage or influence any person or entity with respect to the voting of any Voting Securities, initiate or propose any shareholder proposal or induce or attempt to induce any other person to initiate any shareholder proposal, or execute any written consent with respect to FHC;

3

(v)         deposit any Voting Securities into a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities other than this Agreement;

(vi)        form, join or in any way participate in a 13D Group with respect to any Voting Securities unless all members of the 13D Group agree to be bound by this Agreement;

(vii)       otherwise act, alone or in concert with others, to seek to exercise any control or influence over the management, Board of Directors or policies of FHC (provided that this clause (vii) shall not preclude discussions with the management or the Board of Directors);

(viii)     request that FHC (or its directors, officers, shareholders, employees or agents) amend or waive any provision of this Section 2(a) (including this subsection (viii));

(ix)        enter into any agreement, plan or arrangement relating to a Short Sale of any Common Stock, or otherwise effect any Short Sale of any Common Stock; or

(x)         disclose any intention, plan or arrangement inconsistent with the foregoing.

(b)         Permitted Exceptions. Notwithstanding the terms of Section 2(a) above, the restrictions contained in Section 2(a) of this Agreement shall immediately and automatically be suspended upon the occurrence, and during (but only during) the continuation, of any of the following events:

(i)          the filing with the SEC of a Schedule 13D (or any successor schedule or form) by any Person (other than any current executive officer of FHC, any member of FHC's Board of Directors or Red Oak or any of its Affiliates) or 13D Group (other than any 13D Group that contains among its members any current executive officer of FHC, any member of FHC's Board of Directors or Red Oak or any of its Affiliates) indicating that such Person or 13D Group has acquired beneficial ownership of 15% or more of the outstanding Voting Securities, which Schedule 13D expresses an intention or possible intention of the filing party to assume control of FHC, whether by tender offer, merger, proxy contest or otherwise (provided that the foregoing shall no longer suspend such restrictions if a subsequent filing is made by such Person or 13D Group with the SEC indicating that such Person or 13D Group ceases to beneficially own at least 15% of the outstanding Voting Securities or such Person or 13D Group subsequently makes a public announcement to the effect that such Person or 13D Group no longer has an intention or possible intention to assume control of FHC, whether by tender offer, merger, proxy contest or otherwise);

(ii)         the commencement of a tender offer by any Person (other than FHC or Red Oak or any of its Affiliates) or 13D Group (which does not include FHC or Red Oak

4

or any of its Affiliates) to acquire beneficial ownership of 15% or more of the Total Current Voting Power (provided that the foregoing shall no longer suspend such restrictions after a subsequent filing is made by such Person or 13D Group with the SEC indicating that such Person or 13D Group ceases to beneficially own at least 15% of the Total Current Voting Power or such tender offer is terminated without such Person or 13D Group acquiring beneficial ownership of 15% or more of the Total Current Voting Power);

(iii)        the solicitation of proxies by any Person (other than FHC, any current executive officer of FHC, any member of FHC's Board of Directors or Red Oak or any of its Affiliates) or 13D Group (which does not include FHC, any current executive officer of FHC, any member of FHC's Board of Directors or Red Oak or any of its Affiliates) to which Rules 14a-3 to 14a-15 under the Exchange Act (or any successor rules) apply, which proxies are intended to effect a change in the majority of the members of the Board of Directors of FHC (provided that the foregoing shall no longer suspend such restrictions after such solicitation is withdrawn, terminated or otherwise completed); or

(iv)        the entry by FHC into any agreement which provides for a Change of Control of FHC.

(c)         The expiration or termination of any suspension of restrictions pursuant to subsection 2(b) shall not require Red Oak to divest any Voting Security or rights to acquire Voting Securities obtained during the suspension.

3.          The Offer. During the Standstill Period, Red Oak may in its sole discretion commence (within the meaning of Rule 14d-2 under the Exchange Act and the rules and regulations promulgated thereunder) and, subject to the terms and conditions set forth in this Agreement, close one cash tender offer (within the meaning of Section 14(d) of the Exchange Act) (the "Offer") to purchase up to that number of the issued and outstanding shares of Common Stock (each, a "Share" and, collectively, the "Shares") that may result, upon consummation of the Offer, in Red Oak beneficially owning not more than 15% of the outstanding Total Current Voting Power.

4.           FHC Obligations. Upon Red Oak's request, FHC shall promptly make available to Red Oak FHC's transfer agent and information containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. FHC shall furnish Red Oak with such additional information, including updated listings and computer files of shareholders, mailing labels and security position listings, and such other assistance as Red Oak or its agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the offer to purchase, related letter of transmittal and all ancillary documents relating to the Offer and any other documents necessary to consummate the Offer, Red Oak shall hold in confidence the information contained in such documents, labels, listings and files, shall use such information solely in connection with the

5

Offer, and, if the Offer is terminated, shall promptly deliver or cause to be delivered to FHC all copies of such information, documents, labels, listings and files then in its possession or control or in the possession or control of its agents or representatives. FHC consents to any appointment by Red Oak of FHC's transfer agent to act as depository in connection with the Offer. Red Oak shall reimburse FHC, within five business days of FHC's written request, for FHC's reasonable costs and expenses associated with FHC's obligations under this section.

5.          Voting Agreement. During the period from the date of this Agreement until FHC's 2008 annual meeting of shareholders, except for any period of suspension pursuant to Section 2(b) and unless the requirements of this section are waived by FHC pursuant to a resolution adopted by FHC's Board of Directors, Red Oak shall, and shall cause its Affiliates to, promptly and timely at any meeting of the shareholders of the Company, however called, and at every adjournment thereof, or in connection with any written consent of the shareholders of the Company, vote all of Voting Securities beneficially owned by Red Oak or such Affiliate (a) in favor of the election as directors of FHC of all persons nominated by FHC's Board of Directors, and against the election as directors of FHC of any other person not nominated by FHC's Board of Directors, (b) in favor of any other proposal or matter which FHC's Board of Directors recommend that the shareholders of FHC approve and (c) against any other proposal or matter which FHC's Board of Directors do not recommend that the shareholders of FHC approve, except that Red Oak shall not be obligated to vote in favor of any merger, sale of assets or similar transaction involving FHC or of any compensation plan for which Institutional Shareholder Services or a similar firm recommends a “no” vote, provided that Red Oak or its

Affiliates shall not make any public statement opposing any such transaction or compensation plan.

6.	Additional Agreements.

(a)         Compliance with Law. Red Oak represents and warrants to and covenants with FHC that the execution, delivery and performance by Red Oak of this Agreement, the conduct and consummation of the Offer and the other transactions contemplated by this Agreement will not contravene or conflict with or constitute the violation of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Red Oak, including, without limitation, the provisions of the Exchange Act applicable to the Offer.

(b)	Indemnification.

(i)          Red Oak agrees to indemnify and hold FHC and its representatives, officers, directors, employees, agents, shareholders and Affiliates harmless from and against any and all loss, damage, cost or expense (including reasonable attorneys fees) resulting from or arising out of any breach of this Agreement by Red Oak.

(ii)         FHC agrees to indemnify and hold Red Oak and its representatives, officers, directors, employees, agents, shareholders and Affiliates harmless from and against any and all loss, damage, cost or expense (including reasonable attorneys fees) resulting from or arising out of any breach of this Agreement by FHC.

6

(c)         State Takeover Laws. For avoidance of doubt, FHC and Red Oak agree that neither the execution and delivery of this Agreement by FHC nor any action taken by FHC or its Board of Directors in connection with this Agreement or the transactions contemplated by this Agreement shall constitute any approval by the Company or its Board of Directors of any acquisition of Voting Securities by Red Oak or any other transaction by Red Oak for purposes of, or shall create any exemption from, the requirements of any "moratorium," "control share," "fair price," "business combination" or other antitakeover laws of any jurisdiction applicable to FHC, including, but not limited to, Wisconsin Statutes Sections 180.1130 to 180.1150.

7.	Miscellaneous.

(a)         Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Offer shall be paid by the party incurring such cost or expense.

(b)         Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement.

(c)         Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses or sent by electronic transmission to the following facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

If to FHC:

The Female Health Company
515 North State Street, Suite 2225
Chicago, Illinois 60610
Telephone: 312-595-9123
Facsimile: 312-595-9122
Attn: O.B. Parrish, Chief Executive Officer

7

With a copy (which shall not constitute notice) to:

James M. Bedore, Esq.
Reinhart Boerner Van Deuren s.c.
1000 North Water Street, Suite 2100
Milwaukee, Wisconsin 53202
Telephone: 414-298-8196
Facsimile: 414-298-8097

If to Red Oak:

c/o Red Oak Partners, LLC
145 Fourth Avenue, Suite 15A

New York, New York 10003

Telephone: 212-614-8952
Facsimile: 646-390-6784
Attn: David Sandberg

With a copy (which shall not constitute notice) to:

Peter J. Tennyson, Esq.
Paul, Hastings, Janofsky & Walker LLP
695 Town Center Drive, Seventeenth Floor
Costa Mesa, California 92626
Telephone: 714-668-6237
Facsimile: 714-668-6337

(d)         Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(f)          Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

8

(g)         Entire Agreement. This Agreement constitutes the entire agreement of the parties, and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

(h)         Assignment. This Agreement shall not be assigned by any party hereto, by operation of law or otherwise.

(i)          Governing Law. This Agreement shall be construed in accordance with and governed by the law of Wisconsin without giving effect to the principles of conflicts of laws thereof.

(j)          Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

THE FEMALE HEALTH COMPANY

BY /s/ O.B. Parrish
O.B. Parrish, Chairman and Chief
Executive Officer

RED OAK FUND, LP

BY: Red Oak Partners, LLC

General Partner

BY /s/ David Sandberg

David Sandberg

Managing Member

9